Exhibit 99.01

Press Release	Louisville Gas and Electric Company
220 West Main Street Louisville, Kentucky 40202 www.eon-us.com Contact: Chip Keeling T 502-627-4999 F 502-627-3629

March 14, 2007

LG&E Announces Redemption of Preferred Stock and Dividends

(Louisville, Ky.) Louisville Gas and Electric Company (LG&E), a member of the E.ON AG (NYSE: EON; Frankfurt: EOA) family of companies, today announced plans to redeem all outstanding shares of its three existing series of preferred stock, effective on April 16, 2007 (the Redemption Date).

LG&E will redeem on the Redemption Date all of the outstanding shares of its 5 percent cumulative preferred stock, par value $25 per share (CUSIP 546676206), $5.875 cumulative preferred stock, stated value $100 per share (CUSIP 546676800) and auction rate, series A preferred stock, stated value $100 per share (CUSIP 546676701), at redemption prices of $28.00 per share, $100.00 per share and $100.00 per share, respectively, plus payment of amounts equal to accrued and unpaid dividends, if any, to the Redemption Date. Dividends on the shares of 5 percent, $5.875 and auction rate, series A preferred stocks shall cease to accumulate on the Redemption Date. No further dividends will be paid or will accrue on such preferred stock after the Redemption Date.

The redemption is being made pursuant to existing redemption provisions applicable to each series of preferred stock.  Redemption notices and letters of transmittal will be mailed to appropriate preferred stock holders prior to the Redemption Date.  The Redemption Agent for the transaction is Computershare Trust Company, N.A. (Computershare) Questions regarding the redemption may be directed to Computershare at 800-245-7630.

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LG&E today also announced quarterly dividends on the three series of the company’s preferred stock.

The LG&E dividends are payable April 16, 2007, to shareholders of record on March 30, 2007.

•                  31.25 cents per share on the 5 percent cumulative preferred stock, $25 par value

•                  $1.46875 per share on the $5.875 cumulative preferred stock (without par value)

•                  $1.25 per share ($1,250.00 per Unit) on the preferred stock, Auction Series A (without par value)

Statements made in this report that state the company’s or management’s intentions, expectations or predictions of the future are forward-looking statements.  The company’s actual results could differ materially from those projected in the forward-looking statements, and there can be no assurance that estimates of future results will be achieved.  The company’s SEC filings contain additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements.

E.ON U.S., headquartered in Louisville, Ky., is a subsidiary of E.ON A.G., the world’s largest investor-owned energy services provider. E.ON U.S. is a diversified energy services company that owns and operates Louisville Gas and Electric Company, a regulated utility that serves 324,000 natural gas and 398,000 electric customers in Louisville and 16 surrounding counties, and Kentucky Utilities Company, a regulated electric utility in Lexington, Ky., that serves 531,000 customers in 77 Kentucky counties and five counties in Virginia.

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